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                                                                    EXHIBIT 5(A)

                                 August 6, 1999

Science Applications
International Corporation
10260 Campus Point Drive
San Diego, CA 92121

Gentlemen:

     I am the Senior Vice President and General Counsel of Science Applications International Corporation (the "Company"). As such, I have acted as your counsel in connection with the Prospectus of the Company covering the offer and sale by
(i) the Company of up to 149,454,000 shares (the "Company Shares") of its Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), and (ii) the Selling Stockholders (as defined in the Prospectus) of up to an aggregate of 546,000 shares of Class A Common Stock (the "Selling Stockholder Shares").

     On July 9, 1999 at the Company's Annual Meeting of Stockholders, the stockholders approved amendments to our certificate of incorporation, including
(1) increase the number of authorized shares of Class A Common Stock to 1,000,000,000 shares, (2) split each outstanding share of Class A Common Stock into four shares, and (3) increase the voting and other rights of the Class B Common Stock to maintain parity with the Class A Common Stock. The amendments will become effective when the Company files a restated certificate of incorporation with the Secretary of State of the State of Delaware (the "Restated Certificate"). The Restated Certificate is expected to be filed on or about August 31, 1999. All the information and opinions contained in this letter relating to the Company Shares and the Selling Stockholder Shares are based upon the assumption that the Restated Certificate has been filed and that the amendments are in effect.

     The Company Shares may be offered and sold directly by the Company, sold by stockholders through the limited market maintained by Bull, Inc. (the sale of which may be attributed to the Company), issued pursuant to the Company's existing stock incentive and bonus plans or issued pursuant to the Company's or its subsidiaries' other employee benefits plans (all such plans are hereinafter referred to collectively as the "Employee Plans"). The Company Shares and the Selling Stockholder Shares are being offered pursuant to a Prospectus which constitutes a part of the Registration Statement on Form S-3 (the "Registration Statement") which was filed with the Securities and Exchange Commission (the "Commission") on August 6, 1999 under the Securities Act of 1933, as amended (the "Securities Act").

     I am generally familiar with the affairs of the Company. In addition, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, (ii) the Certificate of Incorporation and Bylaws of the Company as currently in effect and the form of Restated Certificate, (iii) resolutions adopted by the Board of Directors and the Operating Committee thereof relating to the filing of the Registration Statement and the issuance of the Company Shares thereunder, (iv) the Employee Plans and (v) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below. In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all
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Science Applications
International Corporation
August 6, 1999
Page  2

documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such copies.

     Based upon and subject to the foregoing, I am of the opinion that:

          1. The Company Shares that are being offered and sold directly by the Company have been duly authorized for issuance and when certificates therefor have been duly executed, delivered and paid for, will be legally issued, fully paid and nonassessable.

          2. Any shares of Class A Common Stock sold by stockholders through the limited market maintained by Bull, Inc. which are attributed to the Company have been duly authorized for issuance and legally issued and are fully paid and nonassessable.

          3. The Company Shares that are being issued pursuant to the Employee Plans have been duly authorized for issuance and, when certificates therefor have been duly executed, delivered and paid for in accordance with the terms of the Employee Plans, will be legally issued, fully paid and nonassessable.

          4. The Selling Stockholder Shares have been duly authorized and are legally issued, fully paid and nonassessable.

     I hereby consent to the use of my name in the Registration Statement under the caption "Legal Matters" and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                          Very truly yours,

                                          /s/ Douglas E. Scott
                                          Senior Vice President
                                          and General Counsel